SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                         Lions Gate Entertainment Corp.
                                (Name of Issuer)

                           Common Stock, no par value
                         (Title of Class of Securities)

                                    535919203
                                 (CUSIP Number)

                              Keith Schaitkin, Esq.
                                Icahn Capital LP
                          767 Fifth Avenue, 47th Floor
                            New York, New York 10153
                                 (212) 702-4388
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                February 10, 2009
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Section 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box / /.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

CUSIP No.  535919203

1  NAME OF REPORTING PERSON
      High River Limited Partnership

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS
      WC

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) or 2(e)                                                        / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      2,447,146

8  SHARED VOTING POWER
      0

9  SOLE DISPOSITIVE POWER
      2,447,146

10 SHARED DISPOSITIVE POWER
      0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      2,447,146

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES     / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      2.11%

14 TYPE OF REPORTING PERSON
      PN

                                  SCHEDULE 13D

CUSIP No.  535919203

1  NAME OF REPORTING PERSON
      Hopper Investments LLC

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) or 2(e)                                                        / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      0

8  SHARED VOTING POWER
      2,447,146

9  SOLE DISPOSITIVE POWER
      0

10 SHARED DISPOSITIVE POWER
      2,447,146

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      2,447,146

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES     / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      2.11%

14 TYPE OF REPORTING PERSON
      OO

                                  SCHEDULE 13D

CUSIP No.  535919203

1  NAME OF REPORTING PERSON
      Barberry Corp.

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) or 2(e)                                                        / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      0

8  SHARED VOTING POWER
      2,447,146

9  SOLE DISPOSITIVE POWER
      0

10 SHARED DISPOSITIVE POWER
      2,447,146

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      2,447,146

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES     / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      2.11%

14 TYPE OF REPORTING PERSON
      CO

                                  SCHEDULE 13D

CUSIP No.  535919203

1  NAME OF REPORTING PERSON
      Icahn Partners Master Fund LP

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS
      WC

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) or 2(e)                                                        / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      4,315,334

8  SHARED VOTING POWER
      0

9  SOLE DISPOSITIVE POWER
      4,315,334

10 SHARED DISPOSITIVE POWER
      0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      4,315,334

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES     / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      3.64%

14 TYPE OF REPORTING PERSON
      PN

                                  SCHEDULE 13D

CUSIP No.  535919203

1  NAME OF REPORTING PERSON
      Icahn Partners Master Fund II LP

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS
      WC

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) or 2(e)                                                        / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      1,440,156

8  SHARED VOTING POWER
      0

9  SOLE DISPOSITIVE POWER
      1,440,156

10 SHARED DISPOSITIVE POWER
      0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,440,156

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES     / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      1.24%

14 TYPE OF REPORTING PERSON
      PN

                                  SCHEDULE 13D

CUSIP No.  535919203

1  NAME OF REPORTING PERSON
      Icahn Partners Master Fund III LP

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS
      WC

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) or 2(e)                                                        / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      553,463

8  SHARED VOTING POWER
      0

9  SOLE DISPOSITIVE POWER
      553,463

10 SHARED DISPOSITIVE POWER
      0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      553,463

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES     / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      0.48%

14 TYPE OF REPORTING PERSON
      PN

                                  SCHEDULE 13D

CUSIP No.  535919203

1  NAME OF REPORTING PERSON
      Icahn Offshore LP

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) or 2(e)                                                        / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      0

8  SHARED VOTING POWER
      6,308,953

9  SOLE DISPOSITIVE POWER
      0

10 SHARED DISPOSITIVE POWER
      6,308,953

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      6,308,953

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES     / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      5.45%

14 TYPE OF REPORTING PERSON
      PN

                                  SCHEDULE 13D

CUSIP No.  535919203

1  NAME OF REPORTING PERSON
      Icahn Partners LP

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS
      WC

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) or 2(e)                                                        / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      3,479,624

8  SHARED VOTING POWER
      0

9  SOLE DISPOSITIVE POWER
      3,479,624

10 SHARED DISPOSITIVE POWER
      0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      3,479,624

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES     / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      3.00%

14 TYPE OF REPORTING PERSON
      PN

                                  SCHEDULE 13D

CUSIP No.  535919203

1  NAME OF REPORTING PERSON
      Icahn Onshore LP

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) or 2(e)                                                        / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      0

8  SHARED VOTING POWER
      3,479,624

9  SOLE DISPOSITIVE POWER
      0

10 SHARED DISPOSITIVE POWER
      3,479,624

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      3,479,624

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES     / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      3.00%

14 TYPE OF REPORTING PERSON
      PN

                                  SCHEDULE 13D

CUSIP No.  535919203

1  NAME OF REPORTING PERSON
      Icahn Capital LP

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS
      WC

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) or 2(e)                                                        / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      0

8  SHARED VOTING POWER
      9,788,577

9  SOLE DISPOSITIVE POWER
      0

10 SHARED DISPOSITIVE POWER
      9,788,577

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      9,788,577

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES     / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      8.45%

14 TYPE OF REPORTING PERSON
      PN

                                  SCHEDULE 13D

CUSIP No.  535919203

1  NAME OF REPORTING PERSON
      IPH GP LLC

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS
      WC

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) or 2(e)                                                        / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      0

8  SHARED VOTING POWER
      9,788,577

9  SOLE DISPOSITIVE POWER
      0

10 SHARED DISPOSITIVE POWER
      9,788,577

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      9,788,577

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES     / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      8.45%

14 TYPE OF REPORTING PERSON
      OO

                                  SCHEDULE 13D

CUSIP No.  535919203

1  NAME OF REPORTING PERSON
      Icahn Enterprises Holdings L.P.

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS
      WC

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) or 2(e)                                                        / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      0

8  SHARED VOTING POWER
      9,788,577

9  SOLE DISPOSITIVE POWER
      0

10 SHARED DISPOSITIVE POWER
      9,788,577

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      9,788,577

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES     / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      8.45%

14 TYPE OF REPORTING PERSON
      PN

                                  SCHEDULE 13D

CUSIP No.  535919203

1  NAME OF REPORTING PERSON
      Icahn Enterprises G.P. Inc.

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS
      WC

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) or 2(e)                                                        / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      0

8  SHARED VOTING POWER
      9,788,577

9  SOLE DISPOSITIVE POWER
      0

10 SHARED DISPOSITIVE POWER
      9,788,577

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      9,788,577

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES     / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      8.45%

14 TYPE OF REPORTING PERSON
      CO

                                  SCHEDULE 13D

CUSIP No.  535919203

1  NAME OF REPORTING PERSON
      Beckton Corp.

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS
      WC

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) or 2(e)                                                        / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      0

8  SHARED VOTING POWER
      9,788,577

9  SOLE DISPOSITIVE POWER
      0

10 SHARED DISPOSITIVE POWER
      9,788,577

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      9,788,577

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES     / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      8.45%

14 TYPE OF REPORTING PERSON
      CO

                                  SCHEDULE 13D

CUSIP No.  535919203

1  NAME OF REPORTING PERSON
      Carl C. Icahn

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a) / /
      (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) or 2(e)                                                        / /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
      0

8  SHARED VOTING POWER
      12,235,723

9  SOLE DISPOSITIVE POWER
      0

10 SHARED DISPOSITIVE POWER
      12,235,723

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      12,235,723

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES     / /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      10.56%

14 TYPE OF REPORTING PERSON
      IN

                                  SCHEDULE 13D

Item 1. Security and Issuer

     The Schedule 13D filed with the Securities and Exchange Commission on October 20, 2008 (the "Initial 13D"), by the Reporting Persons with respect to the shares of Common Stock, no par value (the "Shares"), issued by Lions Gate Entertainment Corp. (the "Issuer"), is hereby amended to furnish the additional information set forth herein. All capitalized terms contained herein but not otherwise defined shall have the meanings ascribed to such terms in the Initial 13D.

Item 3. Source and Amount of Funds or Other Consideration

     Item 3 of the Initial 13D is hereby amended and restated in its entirety as follows:

     The Reporting Persons hold, in the aggregate, 12,235,723 Shares. The aggregate purchase price of the Shares purchased by the Reporting Persons collectively was $94,051,128 (including commissions). The source of funding for the purchase of these Shares was the general working capital of the respective purchasers. The Shares are held by the Reporting Persons in margin accounts together with other securities. Such margin accounts may from time to time have debit balances. Part of the purchase price of the Shares purchased by the Reporting Persons was obtained through margin borrowing. The Shares purchased by the Reporting Persons are maintained in margin accounts that include positions in securities in addition to Shares. As of the close of business on February 9, 2009, the indebtedness of (i) High River's margin account was approximately $221,773,180, (ii) Icahn Partners' margin account was approximately $16,069,057,
(iii) Icahn Master's margin account was approximately $89,335,718, (iv) Icahn Master II's margin account was approximately $21,484,333, and (v) Icahn Master III's margin account was approximately $4,385,402.

Item 5. Interest in Securities of the Issuer

     Item 5 of the Initial 13D is hereby amended and restated in its entirety as follows:

     (a) The Reporting Persons may be deemed to beneficially own, in the aggregate, 12,235,723 Shares, representing approximately 10.56% of the Issuer's outstanding Shares (based upon the 115,829,621 Shares stated to be outstanding as of February 1, 2009 by the Issuer in the Issuer's Form 10-Q filed with the Securities and Exchange Commission on February 9, 2009 for the quarterly period ended December 31, 2008).

     (b) High River has sole voting power and sole dispositive power with regard to 2,447,146 Shares. Each of Hopper, Barberry and Carl C. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Master has sole voting power and sole dispositive power with regard to 4,315,334 Shares. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Master II has sole voting power and sole dispositive power with regard to 1,440,156 Shares. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Master III has sole voting power and sole dispositive power with regard to 553,463 Shares. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Partners has sole voting power and sole dispositive power with regard to 3,479,624 Shares. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares.

     Each of Hopper, Barberry and Mr. Icahn, by virtue of their relationships to High River (as disclosed in Item 2), may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Act) the Shares which High River directly beneficially owns. Each of Hopper, Barberry and Mr. Icahn disclaims beneficial ownership of such Shares for all other purposes. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to each of Icahn Master, Icahn Master II and Icahn Master III (as disclosed in Item 2), may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Act) the Shares which each of Icahn Master, Icahn Master II and Icahn Master III directly beneficially owns. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such Shares for all other purposes. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to Icahn Partners (as disclosed in Item 2), may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Act) the Shares which Icahn Partners directly beneficially owns. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such Shares for all other purposes.

     (c) The following table sets forth all transactions with respect to Shares effected during the past sixty (60) days by any of the Reporting Persons. Except as otherwise noted below, all such transactions were purchases of Shares effected in the open market, and the table includes commissions paid in per share prices.


Name of              Date of           No. of  Shares   Purchase Price
Reporting            Transaction       Purchased        Per Share (U.S.$)
Person
----------------- -------------------- -------------- --------------------
High River          February 10, 2009        207,227        $4.5320
----------------- -------------------- -------------- --------------------
Icahn Master II     February 10, 2009        596,424        $4.5320
----------------- -------------------- -------------- --------------------
Icahn Master III    February 10, 2009        232,485        $4.5320
----------------- -------------------- -------------- --------------------

                                    SIGNATURE

     After reasonable inquiry and to the best of each of the undersigned knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 10, 2009


HIGH RIVER LIMITED PARTNERSHIP
         By: Hopper Investments LLC, general partner
         By: Barberry Corp., sole member

         By:  /s/ Edward E. Mattner
              ---------------------
              Name: Edward Mattner
              Title: Authorized Signatory


HOPPER INVESTMENTS LLC
         By: Barberry Corp., sole member

         By:  /s/ Edward E. Mattner
              ---------------------
              Name: Edward Mattner
              Title: Authorized Signatory


BARBERRY CORP.

         By:  /s/ Edward E. Mattner
              ---------------------
              Name: Edward Mattner
              Title: Authorized Signatory


ICAHN PARTNERS MASTER FUND LP

         By:  /s/ Edward E. Mattner
              ---------------------
              Name: Edward E. Mattner
              Title: Authorized Signatory


ICAHN PARTNERS MASTER FUND II LP

         By:  /s/ Edward E. Mattner
              ---------------------
              Name: Edward E. Mattner
              Title: Authorized Signatory


ICAHN PARTNERS MASTER FUND III LP

         By:  /s/ Edward E. Mattner
              ---------------------
              Name: Edward E. Mattner
              Title: Authorized Signatory


ICAHN OFFSHORE LP

         By:  /s/ Edward E. Mattner
              ---------------------
              Name: Edward E. Mattner
              Title: Authorized Signatory


ICAHN PARTNERS LP

         By:  /s/ Edward E. Mattner
              ---------------------
              Name: Edward E. Mattner
              Title: Authorized Signatory


ICAHN ONSHORE LP

         By:  /s/ Edward E. Mattner
              ---------------------
              Name: Edward E. Mattner
              Title: Authorized Signatory


ICAHN CAPITAL LP

         By:  /s/ Edward E. Mattner
              ---------------------
              Name: Edward E. Mattner
              Title: Authorized Signatory


IPH GP LLC

         By:  /s/ Edward E. Mattner
              ---------------------
              Name: Edward E. Mattner
              Title: Authorized Signatory


ICAHN ENTERPRISES HOLDINGS L.P.
         By: Icahn Enterprises G.P. Inc., its general partner

         By:  /s/ Dominick Ragone
              -------------------
              Name: Dominick Ragone
              Title: Chief Financial Officer


ICAHN ENTERPRISES G.P. INC.

By:  /s/ Dominick Ragone
     -------------------
     Name: Dominick Ragone
     Title: Chief Financial Officer


BECKTON CORP.

By:  /s/ Edward E. Mattner
     ---------------------
     Name: Edward E. Mattner
     Title: Authorized Signatory


/s/ Carl C. Icahn
-----------------
CARL C. ICAHN


              [Signature Page of Amendment No. 1 to Schedule 13D -
                         Lions Gate Entertainment Corp.]